Exhibit 99.(p)

FORM OF SUBSCRIPTION AGREEMENT

This Subscription Agreement is hereby made as of the        day of               , 2014, by and between Tekla Healthcare Opportunities Fund, a Massachusetts business trust (“Trust”) and Tekla Capital Management LLC (“Subscriber”).

WHEREAS, the Trust has been formed for the purpose of conducting, operating and carrying on the business of a closed-end management investment company registered under the Investment Company Act of 1940 Act, as amended (“1940 Act”); and

WHEREAS, the Subscriber expects to enter into an Investment Advisory Agreement pursuant to which it will serve as the adviser to the Trust; and

WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities, unless certain other arrangements have been made; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Trust wishes to sell to the Subscriber, 8,437.70 common shares of beneficial interest, par value $0.01 (“Shares”), for a purchase price of $19.10 per Share, or an aggregate purchase price of $161,160.

NOW, THEREFORE, the Trust and the Subscriber agree as follows:

1.              The Subscriber subscribes for and agrees to purchase from the Trust the Shares for a purchase price of $19.10 per Share and an aggregate purchase price of $161,160. The Subscriber agrees to make payment for the Shares at such time as demand for payment may be made by an officer of the Trust.

2.              The Trust agrees to issue and sell said Shares to the Subscriber promptly upon its receipt of the aggregate purchase price.

3.              To induce the Trust to accept its subscription and issue the Shares subscribed for, the Subscriber represents that it is informed as follows:

a.              That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or registered or qualified under the securities laws of any state;

b.              That the Shares will be sold by the Trust in reliance on an exemption from the registration requirements of the Securities Act;

c.               That the Trust’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

d.              That, when issued, the Shares will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”), and cannot be sold or transferred by the Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

e.               That there do not currently appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice as to certain restrictions on the transferability of the Shares.

4.              To further induce the Trust to accept its subscription and issue the Shares subscribed for, the Subscriber:

a.              Represents and warrants that the Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

b.              Acknowledges that it has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investments in the Shares. The Subscriber also acknowledges that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act; and

c.               Agrees that any certificates representing the Shares subscribed for may bear a legend substantially in the following form:

The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available; and

5.              This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

6.              This Subscription Agreement is executed on behalf of the Trust by an officer of the Trust as an officer and not individually, and the obligations imposed upon the Trust by this Subscription Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Trust.

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IN WITNESS WHEREOF, the Trust and the Subscriber have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

TEKLA HEALTHCARE OPPORTUNITIES FUND

By:
Name:	Daniel R. Omstead
Title:	President

TEKLA CAPITAL MANAGEMENT LLC

By:
Name:	Daniel R. Omstead
Title:	President and Chief Executive Officer